Exhibit 99.2

MEDIA CONTACT: Astrid Stevenson RedEnvelope, Inc. 415-371-9100 x293

INVESTOR CONTACT: Jordan Goldstein RedEnvelope, Inc. 415-371-9100 x283

5:30 am (ET)

REDENVELOPE UPDATES THIRD QUARTER OUTLOOK

SAN FRANCISCO, CA (January 9, 2004) — RedEnvelope, Inc. (NASDAQ: REDE) today announced revised outlook for the third quarter of fiscal year 2004 which ended December 28, 2003.

Total revenue for the quarter is currently anticipated to be in a range of $35.0 million to $35.7 million, and net income is currently expected to be approximately $0.9 million to $1.2 million. During the third quarter of fiscal year 2003, revenue was $34.3 million and the net income was $0.9 million.

“We experienced unexpectedly high demand for some new proprietary products which we bought conservatively. The resulting stock-outs caused missed sales opportunities. Also, we were not completely satisfied with the performance of our distribution center. For example, we ran into limitations in our ability to meet demand for some popular personalized items in our assortment while maintaining our high standards. Rather than disappoint customers with late deliveries, in some cases we let customers know that items would not arrive on time, and this led to order cancellations,” said Alison May, RedEnvelope’s President and Chief Executive Officer. “Additionally, we expect shipping revenues to be lower than we anticipated due to promotional shipping offers and lower product sales for the quarter.”

Ms. May added, “Due to operational issues in our distribution center, we currently expect that expenses for the quarter related to fulfillment and shipping will be higher than we anticipated.

“Our catalog business was more productive than last year, generating approximately the same revenues with approximately 20% fewer books mailed in the third quarter versus last year. While our third quarter online business, which includes sales generated through portals, search, and affiliates, grew approximately 42% year over year, these results were below our expectations. In addition, our corporate sales channel did not develop as quickly as planned,” Ms. May added.

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Ms. May concluded, “Every holiday season is a learning experience and this quarter was not an exception. The task ahead of us is to introduce the brand to those individuals we have not yet reached, and we remain excited about broad-based marketing and publicity opportunities that should lend support to our multi-channel approach. In addition, we look forward to implementing planned systems upgrades that we believe will help us operate more efficiently as we enhance the brand and the customer experience.”

Quarterly Results Scheduled for Release January 27

RedEnvelope currently plans to issue a press release on January 27, 2004 announcing financial results for its fiscal 2004 third quarter ended December 28, 2003. Management will make a presentation regarding these results over the Internet on the same day at 2:00 p.m. (PT) / 5:00 p.m. (ET). To access the webcast, please go to the Company’s website at www.redenvelope.com and click the “About RedEnvelope” tab and follow the link entitled “Q3 webcast” that will be posted on that page. After the live webcast, interested parties may access a replay through January 27, 2005.

RedEnvelope intends to provide updated financial outlook for the full fiscal year 2004, which ends March 28, 2004, in the press release scheduled for January 27, 2004.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

This press release contains information regarding preliminary and unaudited results for the third quarter of fiscal year 2004. Actual results could differ for a variety of reasons, including customer returns, other revenue and inventory-related adjustments and actual operating and non-operating expenses and adjustments. In addition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements regarding our anticipated results for the third quarter of fiscal year 2004, and systems and process improvements we currently plan to undertake. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: final accounting and auditing of our financial results for the third quarter; termination of existing marketing relationships or failure to develop successful new marketing relationships; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment; increased costs for, or delays in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; lower-than-expected utilization of electronic commerce by consumers; product returns that exceed expectations;

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litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Prospectus dated September 24, 2003, and our Report on Form 10-Q for the period ended September 28, 2003, including, without limitation, those discussed under the captions, “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors that May Affect Future Operating Results,” both of which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.

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